Exhibit 99.1

Consolidated Financial Statements and

Report of Independent Certified Public Accountants

Arques Technology, Inc. and Subsidiary

December 31, 2005 and 2004

Report of Independent Certified Public Accountants

To the Board of Directors of

Arques Technology, Inc.

We have audited the accompanying consolidated balance sheets of Arques Technology, Inc., and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Arques Technology Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Grant Thornton Taiwan

Taipei, Taiwan

February 18, 2006 (except for Note 13 as to

which the date is April 13, 2006)

Arques Technology, Inc.

CONSOLIDATED BALANCE SHEETS

December 31,

	2005	2004
ASSETS
Current assets
Cash and cash equivalents	$545,270	$1,254,514
Account receivables, net	33,601	13,193
Inventories	200,773	212,813
Prepayments	25,281	51,056
Other current assets	35,882	36,034

Total current assets	840,807	1,567,610

Property, plant and equipment—net	166,598	226,082

Other assets
Refundable deposits	19,047	19,667
Other assets	13,130	209

Total other assets	32,177	19,876

Total assets	$1,039,582	$1,813,568

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$42,591	$71,969
Accrued expenses	114,764	63,228
Other current liabilities	11,380	7,882

Total current liabilities	168,735	143,079

Total liabilities	168,735	143,079

Stockholders’ equity
Series A Preferred stock, 5% non-cumulative convertible, $0.30 par value, 20,000,000 shares authorized, issued and outstanding at December 31, 2005 and 2004, liquidation preference of $12,000,000	6,000,000	6,000,000
Series B Preferred stock, 5% non-cumulative convertible, $0.12 par value, 25,000,000 shares authorized at December 31, 2005 and 2004, respectively, 25,000,000 and 16,150,000 shares issued and outstanding at December 31, 2005 and 2004, liquidation preference of $9,000,000 and $5,814,000, respectively	3,000,000	1,938,000
Common stock, no par value, 69,375,000 shares authorized, 5,825,000 and 5,325,000 shares issued and outstanding at December 31, 2005 and 2004, respectively	324,750	309,750
Notes receivable from stockholders	(299,400)	(284,400)
Accumulated deficit	(8,178,315)	(6,285,603)
Cumulative translation adjustment	23,812	(7,258)

Total stockholders’ equity	870,847	1,670,489

Total liabilities and stockholders’ equity	$1,039,582	$1,813,568

The accompanying notes are an integral part of these financial statements.

Arques Technology, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31,

	2005	2004
Sales	$199,660	$31,392
Cost of goods sold	(110,032)	(26,289)

Gross profit	89,628	5,103
Research and development	886,384	890,299
Selling, general and administrative	1,104,977	932,660

	1,991,361	1,822,959

Operating loss	(1,901,733)	(1,817,856)

Interest income	9,021	5,313

Net loss	$(1,892,712)	$(1,812,543)

The accompanying notes are an integral part of these financial statements.

Arques Technology, Inc.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

For the Years Ended December 31, 2005 and 2004

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Notes Receivable from Stockholders	Cumulative Translation Adjustment	Accumulated Deficit		Comprehensive Income
	Shares	Amount	Shares	Amount	Shares	Amount				Total
Balance at January 1, 2004	20,000,000	$6,000,000	—	$—	3,600,000	$36,000	$—	$(3,389)	$(4,473,060)	$1,559,551
Issuance of Series B
Preferred Stock for cash, net of issuance costs	—	—	16,150,000	1,938,000	—	—	—	—	—	1,938,000
Repurchase of common stock	—	—	—	—	(1,125,000)	(11,250)	—	—	—	(11,250)
Exercise of stock option for common at $0.10 per share	—	—	—	—	2,850,000	285,000	(284,400)	—	—	600
Currency translation adjustment	—	—	—	—	—	—	—	(3,869)	—	(3,869)	(3,869)
Net loss	—	—	—	—	—	—	—	—	(1,812,543)	(1,812,543)	(1,812,543)

Balance at December 31, 2004	20,000,000	6,000,000	16,150,000	1,938,000	5,325,000	309,750	(284,400)	(7,258)	(6,285,603)	1,670,489	(1,816,412)
Issuance of Series B
Preferred Stock for cash, net of issuance costs	—	—	8,850,000	1,062,000	—	—	—	—	—	1,062,000
Exercise of stock options for common stock at $0.03 per share	—	—	—	—	500,000	15,000	(15,000)	—	—	—
Currency translation adjustment	—	—	—	—	—	—	—	31,070	—	31,070	31,070
Net loss	—	—	—	—	—	—	—	—	(1,892,712)	(1,892,712)	(1,892,712)

Balance at December 31, 2005	20,000,000	$6,000,000	25,000,000	$3,000,000	5,825,000	$324,750	$(299,400)	$23,812	$(8,178,315)	$870,847	$(1,861,642)

The accompanying notes are an integral part of these financial statements.

Arques Technology, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,

	2005	2004
Cash flows used by operating activities :
Net loss	$(1,892,712)	$(1,812,543)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	67,365	109,826
Provision for diminishing inventory value	(635)	11,201
Increase in accounts receivable	(20,408)	(13,162)
Decrease (increase) in inventories	12,675	(224,015)
Decrease (increase) in prepayments	25,775	(6,851)
Decrease (increase) in other current assets	152	(22,191)
Decrease in accounts payable	(29,378)	(185,283)
Decrease (increase) in other assets	(12,921)	209
Increase in accrued expenses and other current liabilities	55,034	13,943

Net cash used in operating activities	(1,795,053)	(2,128,866)

Cash flows used in investing activities:
Decrease in deposits	620	985
Purchase of fixed assets	(7,881)	—

Net cash provided by (used in) investing activities	(7,261)	985

Cash flows from financing activities:
Proceeds from exercise of stock options	—	600
Issuance of preferred stock	1,062,000	1,938,000
Repurchase of common stock	—	(11,250)

Net cash provided by financing activities	1,062,000	1,927,350

Effect of exchange rate on cash	31,070	1,744

Net decrease in cash and cash equivalents	(709,244)	(198,787)

Cash at beginning of the year	1,254,514	1,453,301

Cash at ending of the year	$545,270	$1,254,514

Non-cash financing activity:
Stock options exercised using notes receivable	$15,000	$284,400

The accompanying notes are an integral part of these financial statements

Arques Technology, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE 1—HISTORY AND ORGANIZATION

Arques Technology, Inc.

Arques Technology, Inc. (the “Company”) was incorporated in the United States of America and commenced operations in 2001. Arques Technology, Inc. is the investment holding company for Arques Technology Taiwan Inc. and is also involved in trading of power management integrated circuits (“ICs”), communication and electronic components.

Arques Technology Taiwan Inc.

Arques Technology Taiwan, Inc. was incorporated as a Company Limited by Shares under the provisions of the Company Law of the Republic of China (R.O.C.) and commenced operations in January 2002. Its main activities include design and manufacture of power management ICs, communication and electronic components.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Arques Technology Taiwan, Inc. All significant inter-company accounts and transactions are eliminated in the consolidated financial statements.

Translation of Foreign Currency Financial Statements

The accounts of the Company are maintained in US dollars. Assets and liabilities of foreign operations where the functional currency is the local currency, are translated into U.S. dollars at the balance sheet date exchange rate. Revenues and expenses are translated at the average rate prevailing during the period. The related gains and losses from translation are recorded as a translation adjustment in a separate component of stockholders’ equity. Foreign currency transaction gains and losses have been immaterial to date.

Cash and Cash Equivalents

Cash equivalents consist of short-term, highly liquid investments with remaining maturity dates of 90 days or less when purchased. Cash equivalents are carried at cost, which approximates their fair market value. The Company is exposed to credit risk in the event of default by the financial institutions and issuers of the investments. The Company maintains cash and cash equivalent balances in highly-rated financial institutions and has not experienced any material losses relating to any cash or cash equivalents.

Risks and Uncertainties and Concentration of Credit Risk

The Company’s operating results are dependent on its ability to market and develop products. The inability of the Company to successfully develop and market its products as a result of competition or other factors would have a material adverse affect on the Company’s business, financial condition, and results of operations.

The Company designs, develops, manufactures and markets a variety of electronic products. The Company’s revenues and trade accounts are derived primarily from the sale of power management ICs. For the year ended December 31, 2005, the Company distributes its products on a global basis but mainly to customers in Asia (98%) and others (2%). The Company’s sales are primarily denominated in New Taiwan (“NT”) Dollars. The Company routinely assesses the financial strength of substantially all customers.

Arques Technology, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2005 and 2004

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventories

Inventories are stated at the lower of aggregate cost or market value. Market value is determined based on the replacement cost for raw materials and the net realizable value for work in process and finished goods. The provision for obsolete inventories is recognized and included in current net income.

Property, Plant and Equipment

A. Property, plant and equipment are stated at cost. Cost includes all expenditures incurred before the assets are placed in service.

B. Depreciation on property, plant and equipment is provided on the straight-line basis using the estimated useful lives of the assets plus an additional year as salvage value. Salvage values of assets which are still in use at the end of their original estimated useful lives are depreciated over the new estimated remaining useful lives of the assets. The estimated useful lives of the major assets are 3 to 5 years.

C. Maintenance and repairs are expensed as incurred. Renewals and improvements are capitalized and are depreciated accordingly. When an asset is sold or retired, the cost and accumulated depreciation are removed from the respective accounts and the resultant gain or loss is included in current net income. Rentals under operating lease agreements are expensed as incurred.

Income Taxes

The Company accounts for income taxes under the provision of Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

Stock-Based Compensation

In December 2002, the Financial Accounting Standards Board (“FASB”) Issued Statement of Financial Accounting Standards (“SFAS”) No.148 Accounting for Stock Based Compensation-Transition and Disclosures an Amendment of FASB Statement No. 123. This Statement provides alternative methods of transition for companies who voluntarily change to the fair value-based method of accounting for stock-based employee compensation in accordance of SFAS No. 123, Accounting for Stock-Based Compensation, and enhances the disclosure requirements. This statement was effective upon its issuance.

The fair value of stock-based awards to employees is calculated through the use of option pricing models even though such models were developed to estimate the fair value of freely tradable, full transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculation values. The Company’s calculations were made during the Black-Scholes model with the following weighted average assumptions for grants during the current year: expected life, four years; risk-free interest rate 3.30% to 4.04% for 2005 and 1.24% to 3.60% for 2004; no dividends during the expected term; and volatility of zero.

Arques Technology, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2005 and 2004

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

If the Company had elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No.123, net loss for the years ending December 31, 2005 and 2004 would have been adjusted to the pro forma amounts indicated in the table below for the years ended December 31:

	2005	2004
Net loss –as reported	$1,892,712	$1,812,543
Less total stock-based employee compensation expense determined under fair-value-based method for all awards	6,625	4,992

Pro forma net loss	$1,899,337	$1,817,535

The Company accounts for equity instruments granted to nonemployees under SFAS No. 123, EITF Issue No. 96-18, Accounting for Equity Instruments That are Issued Other Than Employees for Acquiring, or In Conjunctions with Selling Goods or Services and Financial Accounting Standards Interpretation No. (“FIN”) 28, Accounting for Stock Appreciation Rights and Other Variable Option or Award Plans. The options are recorded at fair value under SFAS No. 123 and are measured and recognized in accordance with EITF No. 96-18 and FIN 28.

Income and Expenses Recognition

Revenue is recognized when customers accept the goods, except for sales to majority owned subsidiaries, which are recognized when the goods are sold by the subsidiaries to third parties. Expenses, including research and development, are recognized as incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimated or assumed. The more significant estimates reflected in these financial statements include provision for inventory obsolescence and valuation allowance against net deferred tax assets.

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. This Statement is a revision of SFAS No. 123 and supersedes APB Opinion No. 25 and its related implementation guidance. The Statement requires entities to recognize stock-based compensation expense for awards of equity instruments to employees based on the grant-date fair value of those awards (with limited exceptions). SFAS No. 123R is effective for the Company in 2006. Management does not expect the adoption of this pronouncement to have a significant impact on the Company’s operations.

Arques Technology, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2005 and 2004

NOTE 3 – INVENTORIES

	December 31,
	2005	2004
Finished goods	$34,629	$27,450
Work in process	135,044	185,363
Raw materials	31,100	—

	$200,773	$212,813

NOTE 4 – PROPERTY, PLANT AND EQUIPMENT – NET

	December 31, 2005
	Cost	Accumulated Depreciation	Net Book Value
Machinery and equipment	$232,574	$(126,231)	$106,343
Office equipment	271,085	(212,410)	58,675
Vehicles	4,737	(3,157)	1,580

	$508,396	$(341,798)	$166,598

	December 31, 2004
	Cost	Accumulated Depreciation	Net Book Value
Machinery and equipment	$233,174	$(89,571)	$143,603
Office equipment	264,263	(184,154)	80,109
Vehicles	4,737	(2,367)	2,370

	$502,174	$(276,092)	$226,082

NOTE 5 – COMMON STOCK

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Common stockholders are entitled to receive dividends only when and if declared by the Board of Directors, subject to the preferential dividend rights of the holders of the preferred stock.

Arques Technology, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2005 and 2004

NOTE 6 – PREFERRED STOCK

The Company is authorized to issue 20,000,000 shares of Series A Preferred Stock (“Series A”) and 25,000,000 shares of Series B Preferred Stock (“Series B”). Together the Series A and B (collectively, the “Preferred Stock”) have the following characteristics:

Voting – The holders of Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each holder of Preferred Stock is entitled to vote equally with holders of common stock and not as a separate class holder.

Dividends – The holders of Preferred Stock are entitled to receive, when and if declared by the Board of Directors and out of funds legally available, noncumulative dividends at a rate per share based upon a percent of the issue price as declared by the Board of Directors. Any dividends will be paid pro rata with the dividends to holders of common stock. For years ended December 31, 2005 and 2004, no dividends were declared or paid.

Liquidation Rights – In the event of any liquidation, dissolution or winding-up of the affairs of the Company, the holders of the then-outstanding Series A and B shall receive, for each share, an amount equal to the sum of $0.60 and $0.36 per share of Series A and B, respectively, plus all declared but unpaid dividends, payable in preference and priority to any payments made to the holders of the then-outstanding common stock.

Conversion – Each share of Preferred Stock, at the option of the holder, is convertible into a number of fully paid shares of common stock as determined by dividing the respective Preferred Stock issue price by the conversion price in effect at the time of conversion. At December 31, 2005, the conversion price of Series A and B is $0.30 and $0.12, respectively, adjusted in accordance with anti-dilution provisions. Conversion is automatic immediately upon the closing of a firm commitment, underwritten, public offering, registered under the Securities Act of 1933, as amended, at a per share price of not less than $8.00 and aggregate proceeds to the Company equal to at least $20,000,000.

NOTE 7 – STOCK OPTION PLANS

As of 31 December 2005, the Company had total 9,675,000 shares of common stock option outstanding under the Company’s Stock Option Plan (“the Plan”). Generally, options vest over a four-year period and are exercisable for a period of ten years from the date of grant. There were 6,225,000 options available for grant under the Plan at December 31, 2005.

Arques Technology, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2005 and 2004

NOTE 7 – STOCK OPTION PLANS (continued)

Option activity under the Plans is as follows:

	Number of Shares	Exercise Price	Weighted Average Exercise Price
Outstanding January 1, 2004	5,570,000	$0.10	$0.10
Options granted	9,055,000	0.03-0.10	0.05
Options exercised	2,844,000	0.10	0.10
Options canceled	2,586,000	0.03-0.10	0.10

Outstanding December 31, 2004	9,195,000	0.03-0.10	0.05
Options granted	1,230,000	0.03	0.03
Options exercised	500,000	0.03	0.03
Options canceled	250,000	0.03-0.10	0.04

Outstanding December 31, 2005	9,675,000	$0.03-0.10	$0.05

As of December 31, 2005 there were 5,245,500 options exercisable with a weighted average exercise price of $.05. The options outstanding have a weighted average remaining contractual life of 7.3 years. Exercise prices ranged from $.03 to $.10.

NOTE 8 – INCOME TAX

The provision for income taxes differs from the amount computed by applying the U.S. statutory rate of 34% to the income (loss) before income taxes for the years ended December 31, 2005 and December 31, 2004. The principal reasons for this difference are as follows:

	December 31,
	2005	2004
Income tax expense (benefit) at U.S. statutory rate	$(644,000)	$(616,000)
Losses with no current tax benefit	643,000	600,000
Other	1,000	16,000

Provision for income taxes	$—	$—

Arques Technology, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2005 and 2004

NOTE 8 – INCOME TAX (continued)

Deferred income taxes reflect the tax effects of net operating loss and credit carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting and tax purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows:

	December 31,
Deferred Tax Assets:	2005	2004

Net operating loss carryforwards	$2,789,000	$2,182,000
Research and development credits	379,000	339,000
Capital losses	34,000	34,000
Other non-deductible accruals and reserves	3,000	3,000

Total deferred tax assets	3,205,000	2,558,000
Valuation Allowance	(3,205,000)	(2,558,000)

Total net deferred tax assets	$—	$—

Statement of Financial Accounting Standard No. 109 (“Accounting for Income Taxes”) provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based on the weight of available evidence, we have provided a valuation allowance against net deferred tax assets. We will continue to evaluate our ability to realize the deferred tax asset on a quarterly basis. The valuation allowance increased by $647,000 and $652,000 during the years ended December 31, 2005 and December 31, 2004.

As of December 31, 2005, we had net operating loss carry forwards for federal and state income tax purposes of approximately $5,270,000 and $5,280,000 respectively, which expire in the years 2011 through 2025 and federal and state research and development credits of approximately $244,000 and $205,000, respectively. The federal research and development tax credits expire in the years 2021 through 2025, while the state research and development tax credits carry forward indefinitely.

Utilization of our net operating loss may be subject to substantial annual limitation due to the ownership change provisions of the Internal Revenue Code and similar state provisions. The annual limitation could result in the expiration of the net operating loss before utilization.

NOTE 9 – PENSION PLAN AND PENSION FUND

A. Employees of Arques Technology Inc. are not covered by a pension plan.

B. Arques Technology Taiwan Inc. has a defined benefit retirement plan covering all regular employees. Under the funding policy of the Plan, Arques Technology Taiwan Inc. contributes monthly an amount equal to 6% of the employees’ monthly base salaries to an independent fund held by the Bureau of Labor Insurance. The Company made contributions to the fund for the year ended December 31, 2005 and 2004 of approximately $370,992 and $0 respectively.

Arques Technology, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2005 and 2004

NOTE 10 – RELATED PARTY TRANSACTIONS

A. Names and Relationship of Related Parties

Names of Related Parties	Relationship with the Company

Gerome Tseng	CEO of the Company
Sorin Laurentiu Negru	Shareholder of the Company

B. Summary of Significant Transactions with Related Parties

Notes Receivable from Stockholders

	December 31,
	2005	2004
Gerome Tseng	$284,400	$284,400
Sorin Laurentiu Negru	15,000	—

Total	$299,400	$284,400

The above notes receivable represent amounts owing by related party for exercising stock option. The notes bear no interest. Principal is due June 30, 2011 and October 14, 2014 respectively.

NOTE 11 – OPERATING SEGMENTS AND GEOGRAPHIC INFORMATION

A. Financial Information by Industry

The Company and its consolidated subsidiary operate in one single industry—the design and manufacture of ICs.

B. Financial Information by Geographic Area

The following table summarizes the percentages of revenue by the customers’ geographic regions for the years ended December 31,:

	2005	2004
Hong Kong	30%	1%
Philippines	12%	0%
Taiwan	56%	97%
Other	2%	2%

Total sales	100%	100%

NOTE 12 – COMMITMENTS AND CONTINGENT LIABILITIES

The Company leases office space under non-cancelable operating leases. Total rent expenses under these operating leases were approximately $103,100 and $115,216 for the years ended December 31, 2005 and 2004, respectively. At December 31, 2005 remaining future minimum lease payments aggregated $82,381, all due to be paid in 2006.

Arques Technology, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2005 and 2004

NOTE 13 – SUBSEQUENT EVENTS

On February 25, 2006 the Company entered into a Repurchase Agreement with Release and Waiver with a shareholder. Under the Agreement, the Company agreed to make a payment of $ 48,750 in exchange for 1,875,000 shares and also a payment of $200,000 in exchange for release and waiver of rights of the shareholder, if there is a closing of a Corporate Transaction before December 31, 2006.

Subsequent to December 31, 2005 two notes receivable from stockholders were forgiven.

On March 26, 2006, the Company entered into an Agreement and Plan of Merger which closed on April 13, 2006, to sell the Company to California Micro Devices Corporation for an up-front payment of $8.3 million, subject to a holdback of $1.0 million of such up-front payment related to indemnification obligations of the Arques shareholders. Further, the agreement provides for payment of additional, contingent consideration based upon future net revenues and gross profit over an 18-month period.